As filed with the Securities and Exchange Commission on June 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONTAGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-4812998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 West John Carpenter Freeway, Suite 300 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

Montage Resources Corporation 2019 Long-Term Incentive Plan

(Full title of the plan)

Paul M. Johnston

Executive Vice President, General Counsel and Corporate Secretary

Montage Resources Corporation

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

(Name and address of agent for service)

(469) 444-1647

(Telephone number, including area code, of agent for service)

Copies to:

Bryn A. Sappington

Brandon Byrne

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,650,000 shares	$6.64	$17,596,000	$2,132.64

(1)

Represents shares of common stock being registered for issuance under the Montage Resources Corporation 2019 Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar events.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of the common stock as reported by the New York Stock Exchange on June 12, 2019.

EXPLANATORY NOTE

In April 2019, the Board of Directors of Montage Resources Corporation (the “Company”) adopted, subject to stockholder approval, the Montage Resources Corporation 2019 Long-Term Incentive Plan (the “Plan”), pursuant to which an aggregate of 2,650,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) may be issued. The Company will seek stockholder approval of the Plan at the 2019 Annual Meeting of Stockholders of the Company scheduled to be held June 14, 2019. This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register the offer and sale of up to 2,650,000 shares of Common Stock that may be issued under the Plan once stockholder approval is obtained.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated in this Registration Statement by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 15, 2019;

2.	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 9, 2019;

3.

the Company’s Current Reports on Form 8-K, filed with the SEC on January 7, 2019, January 15, 2019, February  11, 2019, March 6, 2019, April  16, 2019, and May 10, 2019 (except, in each case, any information, including exhibits, furnished to the SEC pursuant Items 2.02 and 7.01); and

4.

the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36511), filed with the SEC on June 19, 2014, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that we disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that we may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL. In addition, the Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its directors and certain officers of the Company. These Indemnification Agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

The Company expects to maintain standard policies of insurance under which coverage is provided to the Company’s directors and officers against loss arising from claims made by reason of a breach of duty or other wrongful act and to the Company with respect to payments which may be made by the Company to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas, on June 13, 2019.

MONTAGE RESOURCES CORPORATION

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John K. Reinhart and Paul M. Johnston, and each of them, singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John K. Reinhart John K. Reinhart	President, Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2019

/s/ Michael Hodges Michael Hodges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 13, 2019

/s/ Todd R. Bart Todd R. Bart	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 13, 2019

/s/ Michael C. Jennings Michael C. Jennings	Chairman	June 13, 2019

/s/ Randall M. Albert Randall M. Albert	Director	June 13, 2019

/s/ Mark E. Burroughs, Jr. Mark E. Burroughs, Jr.	Director	June 13, 2019

/s/ Eugene I. Davis Eugene I. Davis	Director	June 13, 2019

/s/ Don Dimitrievich Don Dimitrievich	Director	June 13, 2019

/s/ Richard Paterson Richard Paterson	Director	June 13, 2019

/s/ D. Martin Phillips D. Martin Phillips	Director	June 13, 2019

/s/ Douglas E. Swanson, Jr. Douglas E. Swanson, Jr.	Director	June 13, 2019

/s/ Robert L. Zorich Robert L. Zorich	Director	June 13, 2019

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Montage Resources Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2019)

4.2	Second Amended and Restated Bylaws of Montage Resources Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2019)

4.3	Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware with an effective date of February 28, 2019 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2019)

4.4	Specimen Common Stock Certificate of Montage Resources Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2019)

4.5	Amended and Restated Registration Rights Agreement, dated January 28, 2015, by and among Eclipse Resources Corporation, Eclipse Resources Holdings, L.P., CKH Partners II, L.P., The Hulburt Family II Limited Partnership, Kirkwood Capital, L.P., EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P., EnCap Energy Capital Fund IX, L.P., Eclipse Management, L.P., Buckeye Investors L.P., GSO Capital Opportunities Fund II (Luxembourg) S.à.r.l., Fir Tree Value Master Fund, L.P., Luxor Capital Partners, LP and Luxor Capital Partners Offshore Master Fund, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2015)

4.6	Registration Rights Agreement, dated as of January 18, 2018, by and among Eclipse Resources Corporation, Eclipse Resources-PA, LP, and Travis Peak Resources, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2018)

4.7	Montage Resources Corporation 2019 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2019)

5.1*	Opinion of Norton Rose Fulbright US LLP

23.1*	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Software Integrated Solutions Division of Schlumberger Technology Corporation

23.4*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney (included on signature pages)

99.1	Software Integrated Solutions Division of Schlumberger Technology Corporation, Summary of Reserves for Unconventional Properties as of December 31, 2018 (Eclipse Resources Corporation) (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2019)

Exhibit Number	Description of Exhibit

99.2	Netherland, Sewell & Associates, Inc., Summary of Reserves for Unconventional Properties as of December 31, 2017 (Eclipse Resources Corporation) (incorporated by reference to Exhibit 99.1 to Amendment No. 1 on Form 10-K/A to the Company’s Annual Report on Form 10-K filed with the SEC on December 7, 2018)

99.3	Netherland, Sewell & Associates, Inc., Summary of Reserves for Unconventional Properties as of December 31, 2016 (Eclipse Resources Corporation) (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2017)

*	Filed herewith.